Exhibit 4

EXECUTION COPY

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE, dated as of October 23, 2008 further to the SECOND SUPPLEMENTAL INDENTURE dated as of January 30, 2006 and the FIRST SUPPLEMENTAL INDENTURE dated as of June 2, 2004 (together “the First and Second Supplemental Indentures”) to the INDENTURE, dated as of August 15, 1991 (as supplemented by the First and Second Supplemental Indentures, the “Indenture”) between AKTIEBOLAGET SVENSK EXPORTKREDIT (Swedish Export Credit Corporation) (the “Company”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to The First National Bank of Chicago and J.P. Morgan Trust Company, National Association), as trustee (the “Trustee”).

WHEREAS, the Company wishes to make certain amendments to the Indenture to further provide for the issuance from time to time of the Company’s Debt Securities; and

WHEREAS, all things necessary have been done to make this Third Supplemental Indenture a valid agreement of the Company in accordance with its terms;

NOW, THEREFORE, in consideration of the premises it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Debt Securities or of any series thereof, as follows:

Section 1. Definitions. All terms used and not defined in this Third Supplemental Indenture shall have the respective meanings given them in the Indenture.

Section 2. Amendments. The Indenture is hereby amended as follows:

(a) Section 1.01 shall be amended by adding the following definition:

““Transfer Agent” means any Person authorized by the Company to record any transfers in respect of any Debt Securities on behalf of the Company.”

(b) Section 2.02 shall be amended by deleting the period following “Global Securities” and adding “, including the Company’s master Global Security, held and administered by the Trustee.”

(c) Section 3.07 shall be amended by deleting the second paragraph, beginning “Payment of interest,” and replacing such paragraph with the following:

“Payment of interest, premium, and principal, if any, in respect of any Registered Security may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (ii) by wire transfer to an account designated by such Person entitled thereto, provided that such Person owns at least U.S.$ 10,000,000 in aggregate principal amount or its equivalent of Debt Securities, and, not less than 15 calendar days before the payment date, such Person has notified the Paying Agent of his election to receive payment by wire transfer and provided to the Paying Agent the relevant bank account information and wire transfer instructions, or (iii) by any other means acceptable to the Trustee specified pursuant to Section 3.01.”

(d) Section 3.11(a) shall be amended by adding at the end thereof, “Notwithstanding the foregoing, if Dollars are not available for making payments due to the imposition of exchange controls or other circumstances beyond the Company’s control, then the Holders of any such Debt Securities will receive payments in such specified currency until Dollars are again available for making such payments.”

(e) Section 3.11 shall be amended by adding section (f), which shall read in its entirety:

“(f)          If so specified in the applicable Debt Security, the Company may at its option, and without the consent of the Holders thereof, redenominate a Debt Security issued in the currency of a country that has subsequently adopted the Euro as its currency, into Euro.  The provisions relating to any such redenomination will be contained in the applicable Debt Security.”

(f) Section 3.11 shall be amended by adding section (g), which shall read in its entirety:

“(g)         Notwithstanding any provision of this Indenture, (i) other than with respect to Bearer Securities, Holders requesting or receiving payments in any currency other than Dollars for any reason must provide wire transfer instructions to an account in the relevant currency not less than 15 calendar days prior to the first relevant date of payment, (ii) the Trustee shall only be required to effect delivery of physical settlement items in accordance with applicable law and procedures mutually agreed between the Company and the Trustee, and (iii) notwithstanding Section 6.01 hereof, with prior consultation with the Trustee, the Company shall appoint an appropriate Exchange Rate Agent and/or Paying Agent for each series of Debt Securities denominated in, or subject to redenomination into, a currency other than Dollars.”

(g) Section 6.01 shall be amended by adding section (e) which shall read in its entirety:

“(e)         Unless otherwise provided, the Trustee is hereby appointed by the Company to act initially in the capacity of Transfer Agent, Security Registrar, Paying Agent, and Exchange Rate Agent.”

Section 3. Continuation of Indenture. The Indenture, as modified by this Third Supplemental Indenture with the effect set forth in Section 9.04, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

AKTIEBOLAGET SVENSK EXPORTKREDIT (PUBL.)
(Swedish Export Credit Corporation)

By	/s/ Per Åkerlind	By	/s/ Richard Anund

Name:	Per Åkerlind	Name:	Richard Anund
Title:	Chief Financial Officer	Title:	Head of Funding

THE BANK OF NEW YORK MELLON TRUST COMPANY,
NATIONAL ASSOCIATION

By	/s/ Benita A. Vaughn

Name:	Benita A. Vaughn
Title:	Vice President